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                                                                   EXHIBIT 99.2

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

      TO THE STOCKHOLDERS OF APARTMENT INVESTMENT AND MANAGEMENT COMPANY:

    A Special Meeting of Stockholders (the "AIMCO Special Meeting") of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), will be held at 10:00 a.m., local time, on December 8, 1997, at the principal executive offices of AIMCO at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222-4348, for the following purposes:

    (1) To consider and vote upon a proposal to approve the issuance (the "Share Issuance") of up to 5,433,695 shares of AIMCO Class A Common Stock, par value $.01 per share ("AIMCO Common Stock"), in connection with the proposed merger (the "Merger") of AIMCO/NHP Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AIMCO ("Merger Sub"), with and into NHP Incorporated, a Delaware corporation ("NHP"), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1997 and amended as of October 14, 1997 (the "Merger Agreement"), by and among AIMCO, Merger Sub and NHP. Approval of the Share Issuance by AIMCO stockholders is a condition to consummation of the Merger.

    (2) To transact such other business as may properly come before the AIMCO Special Meeting or any adjournment or postponement thereof.

    Only stockholders of record at the close of business on October 8, 1997, the record date for the AIMCO Special Meeting, are entitled to notice of, and to vote at, the AIMCO Special Meeting or any adjournment or postponement thereof. Approval of the Share Issuance requires the affirmative vote of a majority of the votes cast at a meeting at which the total votes cast represent over 50% of all shares of AIMCO Common Stock entitled to vote thereon. AIMCO stockholders will not be entitled to objecting stockholders' right to fair value in connection with the Share Issuance.

    The Merger is of great importance to AIMCO and its stockholders. The accompanying Joint Proxy Statement/Prospectus describes the Merger and related transactions in detail. Please read the Joint Proxy Statement/Prospectus carefully and then complete, sign and date the enclosed proxy card and return it in the enclosed envelope.

    Your prompt response will be appreciated. If you plan to attend the AIMCO Special Meeting and your shares are held in the name of a broker or other nominee, please bring a proxy or letter from the broker or nominee confirming your ownership of shares. If you attend the AIMCO Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                          By Order of the Board of Directors,

                                                 [SIGNATURE]

                                          Leeann Morein
                                          SECRETARY

Denver, Colorado
November 3, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE AIMCO SPECIAL MEETING.